Exhibit 10.10

AMENDED AND RESTATED EQUITY INTEREST PLEDGE AGREEMENT

THIS AMENDED AND RESTATED EQUITY INTEREST PLEDGE AGREEMENT （“Agreement”）is entered into by and between the following parties on July 10, 2025

Pledgee: Recon Hengda Technology (Beijing) Co, Ltd (“Party A”)

Registered Address: Room 602, 6th Floor, Building 1, Courtyard 1, Shui'an South Street, Chaoyang District, Beijing

Pledgor: Dong Lin, Lin (“Party B”)

Registered Address: Room 401, Unit 2, Building 18, Oil Extraction Plant 4, Wanzhuang Petroleum Base, Guangyang District, Langfang City, Hebei

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise duly established and valid existing under the PRC laws. Party A and Beijing BHD Petroleum Technology Co., Ltd. (“BHD”) owned by the Pledgor have entered into the Exclusive Consulting and Service Agreement on July 10, 2025 (the “Service Agreement”).

2.	The Pledgor holds 3.7704% equity interest of BHD, which is a limited liability company duly established and valid existing in Beijing under the PRC laws.

3.	In order to ensure the consulting and service fee that Party A could collect from BHD, pursuant to the Service Agreement, the Pledgor is willing to pledge all of its equity interest in BHD, to the Pledgee as a security for such consulting and service fees.

NOW THEREFORE, through mutual negotiations, the Parties hereto agree as follows:

Article 1    Definitions

Unless otherwise stipulated hereof, for the purpose of this Agreement, the following terms shall have the following meanings:

1.1	Pledge refers to the full meaning assigned to that term in Article 2 of this Agreement.

1.2	Equity Interest refers to the 100% equity interest (the “Equity Interest”) in BHD, lawfully held by the Pledgor.

1.3	Rate of Pledge refers to the ratio between the value of the pledge under this Agreement and the consulting fees under the Service Agreement.

1.4	Term of Pledge refers to the period provided for under Article 3.2 hereunder.

1.5	Service Agreement refers to the Exclusive Consulting and Service Agreement entered into by and between BHD and Party A on July 10, 2025.

1.6	Default refers to any event enumerated in Article 7 hereof.

1.7	Notice of Default refers to the notice of default issued by the Pledgee in accordance with this Agreement.

Article 2    Pledge

2.1	Party B agrees to pledge all of its equity in BHD to the pledgee (equivalent to RMB 4189296.00) as collateral for the technical consulting service fee (equivalent to RMB 4189296.00) that BHD shall pay to the pledgee under the service agreement.

2.2	Pledge right under this Agreement refers to the right owned by the Pledgee who shall be entitled to have priority in receiving payment or proceeds from the auction or sale of the equity interest pledged by the Pledgor to the Pledgee.

Article 3    Rate of Pledge and Term of Pledge

3.1	The Rate of Pledge:

The Rate of Pledge shall be 100% under this Agreement.

3.2	The Term of Pledge

3.2.1	The Pledge of the Equity Interest under this Agreement shall take effect as of the date that the Pledge of the Equity Interest is recorded in the register of shareholders of Hanfor Beijing.

3.2.2	During the Term of Pledge, the Pledgee shall be entitled to foreclose the Pledge in accordance with this Agreement in the event that BHD fails to pay exclusive consulting and service fees in accordance with the Service Agreement.

Article 4    Possession of Pledge Documents

4.1	During the pledge period stipulated in this agreement, the pledgor shall deliver to the pledgee for safekeeping the equity contribution certificate of BHD and the shareholder register recording the pledge right. The pledgor shall deliver the above-mentioned equity contribution certificate and shareholder register to the pledgee within one week from the date of signing this agreement. The pledgee shall keep these items in custody throughout the entire pledge period specified in this agreement. For the avoidance of doubt, if the failure of BHD to provide the capital contribution certificate and shareholder register to the pledgor results in the pledgor being unable to deliver such information to the pledgee in accordance with the provisions of this article, it shall not be considered a breach of contract by the pledgor.

Article 5    Representations and Warranties of Party B

5.1	Party B is the lawful holder of the Equity Interest.

5.2	The Pledgee shall not be interfered with by any third party at any time when the Pledgee exercising its rights in accordance with this Agreement.

5.3	The Pledgee shall be entitled to exercise or assign the Pledge in accordance with this Agreement.

5.4	The Pledgor shall not pledge or encumber the Equity Interest to any third party except for the Pledgee.

Article 6    Covenants of the Pledgor

6.1	During the term of this Agreement, the Pledgor covenants to the Pledgee that the Pledgor shall:

6.1.1	Except for fulfilling the "Exclusive Equity Purchase Right Contract" signed by the pledgor, pledgee, and BHD, without the prior written consent of the pledgee or its designated party, the equity shall not be transferred, and no guarantee or other debt burden shall be established or allowed to exist on the equity;

6.1.2	Comply with and implement laws and regulation with respect to pledge of equity interest, Comply with the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority after receiving the same, or raise objection to such notices, orders or suggestions at the reasonable request or with the consent of the Pledgee.

6.1.3	Timely notify the Pledgee of any event or any notice which may affect the Pledgor’s Equity Interest or any part of its right, and any event or notice which may alter or affect any of the Pledgor’s covenants and obligations hereunder.

6.2	The Pledgor agrees that the Pledgee’s right to exercise the Pledge obtained from this Agreement shall not be suspended or hampered through legal procedure by the Pledgor, any successors of the Pledgor, any person authorized by the Pledgor or any other third party.

6.3	The Pledgor warrants to the Pledgee that in order to protect or perfect the security on the payments of the consulting and service fees under the Service Agreement, the Pledgor shall execute in good faith and procure other parties who have interests in the Pledge to execute all title certificates, contracts upon the request of the pledgee, and/or perform and procure other parties who have interests to take action as required by the Pledgee and provide access to exercise the rights and authorization vested in the Pledgee under this Agreement, and execute all the documents with respect to the alternations of certificate of the Equity Interest with the Pledgee or the person (individual or legal entity) designated by the Pledgee, and provide all notices, orders and decisions deemed necessary by the Pledgee to the Pledgee within a reasonable time.

6.4	The Pledgor warrants to the Pledgee that the Pledgor will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee, fail so performing, the Pledgor shall compensate all the losses therefore suffered by the Pledgee.

Article 7    Default

7.1	The events enumerated below shall be deemed as default:

7.1.1	BHD fails to make full payments of the exclusive consulting and service fees as scheduled under the Service Agreement.

7.1.2	The Pledgor makes any material misleading or fraudulent representations or warranties under Article 5 herein, and/or the Pledgor is in violation of any warranties under Article 5 herein.

7.1.3	The Pledgor violates any covenant under Article 6 herein.

7.1.4	The Pledgor violates any term or condition herein.

7.1.5	The Pledgor waives the pledged Equity Interest or transfers or assigns the pledged Equity Interest without prior written consent of the Pledgee, except as provided in Article 6.1.1 in this Agreement.

7.1.6	The heir or trustee of BHD can only partially or refuse to fulfill the payment obligations under the service agreement.

7.2	Party B should immediately notify Party A in writing of the occurrence of any event under Article 7.1 herein or any events that may result in the foregoing events upon his knowledge.

7.3	Unless the default events listed in Article 7.1 have been satisfactorily resolved to the satisfaction of the pledgee within 30 natural days from the date of notification by the pledgee, the pledgee may, at any time after the occurrence of the default events by the pledgor, issue a written notice to the pledgee requesting the disposal of the pledge in accordance with the provisions of Article 8 of this Agreement.

Article 8    Rights of the Pledgee

8.1	Without the written consent of the pledgee, the pledgor shall not transfer the essential rights and the equity of BHD owned by it until all consulting service fees and other expenses mentioned in the service agreement have been fully repaid;

8.2	The Pledgee shall serve the Notice of Default on the Pledgor when exercises the right of pledge.

8.3	The pledgee shall have the right to receive priority compensation in accordance with applicable laws from the proceeds or profits obtained from the auction or sale of all or part of the pledged equity under this contract, until the outstanding technical consulting and service fees and all other payable amounts under the service agreement are settled;

Article 9    Transfer or Assignment

9.1	The Pledgor shall not confer or transfer any right or obligation herein to any third party without the prior written consent of the Pledgee.

9.2	This Agreement shall be binding and enforceable on Pledgee and each of his successors and assignees.

9.3	The Pledgee may transfer or assign all or any of his rights and obligations under the Service Agreement to any person (individual or legal entity) designated by him at any time. In this case, the assignee shall enjoy and undertake all rights and obligations herein of the Pledgee as if the assignee is a party hereto. Where the Pledgee transfers or assigns the rights and obligations under the Service Agreement, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment at the request of the Pledgee.

9.4	Where the Pledgee transfers or assigns the pledge to a third party, the new parties to the pledge shall re-execute a pledge contract.

Article 10  Termination

10.1	After the consulting service fees and other expenses under the service agreement are fully repaid, and BHD no longer assumes any obligations under the service agreement, this agreement shall automatically terminate. At the earliest reasonable and feasible time, the pledgee shall cancel or release the pledge of the pledged equity under this agreement, and cooperate with the pledgor to cancel the registration of the equity pledge made in the shareholder register of BHD and handle the cancellation registration procedures of the equity pledge with the relevant industrial and commercial administrative department.

Article 11  Formalities Fees and Other Expenses

11.1	The pledgee shall be responsible for the expenses and actual expenditures related to the industrial and commercial equity pledge procedures;

11.2	The pledgee and the pledgor shall each bear the stamp duty and other taxes related to this agreement.

Article 12  Force Majeure

12.1	If the fulfilment of this Agreement is delayed or prevented due to the Force Majeure Events, the party affected by such a Force Majeure Event shall free from any obligation to the extent of delay or holdback. Force Majeure refers to any event beyond control of the affected party and unavoidable with reasonable caution, which shall include but not limited to, government acts, nature disasters, fire, explosion, typhoon, flood, earthquake, tidal wave, lightning or war. However, any lack of credit, assets or financing shall not be deemed as an event beyond control of a Party. The party claiming the Force Majeure and seeking a waiver of its obligations hereunder shall promptly inform the other party of the Force Majeure and the procedure to fulfil its obligations hereunder.

12.2	If performance of this Agreement is delayed or prevented due to Force Majeure set forth in the preceding paragraph, the affected party shall not subject to any liability hereunder arising from the performances so delayed or prevented. The affected party shall make reasonable effort to reduce or diminish the effect from such Event, and shall make reasonable efforts to resume its performance. Both parties shall resume the performance with best effort upon elimination of such Event.

Article 13  Dispute Settlement

13.1	This Agreement shall be governed by and construed in all respects in accordance with the PRC laws(Excluding Hong Kong, Macau, and Taiwan regions).

13.2	The Parties shall strive to settle any dispute arising from the interpretation or performance, or in connection with this Agreement through friendly negotiation. In case no settlement can be reached through negotiation, each Party can submit such matter to China International Economic and Trade Arbitration Committee for arbitration according to its currently effective arbitration rules. The arbitration shall be held in Beijing. The arbitration proceedings shall be conducted in Chinese. The arbitration awards shall be final and binding upon the Parties. The arbitration awards may be submitted to the applicable People’s Court for enforcement.

Article 14  Notices

14.1	Any notice to which is given by the both Parties hereto regarding the rights and obligations hereunder shall be in writing. Where such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on business date or reaches the addressee after the business time, the next business day following such day is the date of notice. The delivery place is the address first written above of the Parties hereto or the address advised in writing including, inter alias, facsimile and telex from time to time.

Article 15  Appendix

15.1	The Appendix of this Agreement as attached hereto is parts of this Agreement.

Article 16  Effectiveness

16.1	This agreement is made in quadruplicate, with the pledgor, pledgee, and BHD each holding one copy, and the other copy for industrial and commercial registration and filing, all of which have equal legal effect. Any modifications, supplements, or changes to this agreement must be in writing, signed or stamped by all parties, and registered with the government in accordance with regulations before taking effect.

Article 17  Scope of equity coverage

The rights, obligations, and commitments stipulated under this agreement apply to the equity of BHD currently held by Party B, as well as all equity actually acquired or held by Party B during its continuous tenure as a shareholder of BHD due to capital increase, dilution, or other means. If Party B partially transfers its equity, the transferred portion shall no longer be subject to this agreement, and its remaining shareholding shall continue to be applicable.

Article 18  Abolition of old agreement

This agreement will immediately replace and invalidate the Equity Pledge Agreement signed by both parties in April 2019 and January 2024 as of the effective date.

[THIS SPACE IS INTENTIONALLY LEFT BLANK]

This page is the signing page of this Amended and Restated Equity Interest Pledge Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above written.

Party A: Recon Hengda Technology (Beijing) Co, Ltd

Legal Representative: /s/ Guangqiang Chen

Company Seal:

Party B: Dong Lin Li

Sign:	/s/ Donglin Li

APPENDIX

1.	The register of the shareholders of BHD

2.	The Exclusive Consulting and Service Agreement.